SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SANTA FE PACIFIC GOLD CORPORATION

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          NEWMONT MINING CORPORATION

                  (NAME OF PERSON(S) FILING PROXY STATEMENT,
                         IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rule 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and show how it is determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                          [NEWMONT GOLD COMPANY LOGO]

                                 News Release

Investor Contact:   Terry Terens
                    (303) 837-6141

Media Contact:      Doug Hock
                    (303) 837-5812


NEWMONT, BUENAVENTURA WIN YANACOCHA LAWSUIT


     DENVER, February 18, 1997 -- Newmont Gold Company and Compania de Minas Buenaventura, S.A. have been advised that the Eighth Court of the Superior Court of Lima has upheld the decision of the Fifth Civil Court of Lima regarding ownership rights to Minera Yanacocha in Peru.

     In September, the civil court affirmed the right of Newmont and Buenaventura to exercise their preemptive rights to acquire the 24.7 percent interest in Yanacocha originally held by BRGM, an agency of the French government. The court set a purchase price of $109.3 million, of which Newmont's share is approximately $59 million.

     Exercise of the preemptive right increases Newmont's equity interest in Yanacocha to 51.35 percent from 38 percent, adds 815,000 ounces to proven and probable reserves and 685,000 ounces to mineralized material not in reserves. In addition, it will increase production in 1997 by an estimated 100,000 ounces and add significantly to earnings.

     "This is the result we have been seeking for nearly two and a half years," said Ronald C. Cambre, Newmont's Chairman, President and CEO. "We are pleased that we and Buenaventura can continue to develop this extraordinary property in the best interests of our shareholders and the people of Peru."

     Newmont has been advised by its Peruvian counsel that under Peru's Civil Procedure Code, decisions of the Superior Court can be modified by the Supreme Court of Peru only under very limited circumstances and that the issues in this matter do no qualify for such review.

     As a result of the ruling, Newmont will account for Yanacocha on a consolidated basis. Until now, Newmont has accounted for its 38 percent interest in the mine on an equity basis.

     Minera Yanacocha, the largest gold mining operation in Latin America, commenced production in late 1993. It was the first major foreign investment in the Peruvian mining industry in 20 years. Yanacocha operates three open pit mines that produced 811,400 ounces of gold in 1996 at a total cash cost of $107 per ounce. At year-end 1996 Yanacocha had proven and probable gold reserves of more than 6 million ounces and mineralized material not in reserves in excess of 5 million ounces.

     Under the bylaws of Minera Yanacocha, shareholders were given preemptive rights on the proposed sale of any other shareholders' interest. Newmont and Buenaventura sued BRGM to enforce those rights after the French government announced its intention to privatize BRGM in 1993 and a subsequent transaction with an Australian company in September 1994.

     Newmont Gold Company, one of the world's largest gold producers, is 91 percent owned by Newmont Mining Corporation.

                                    #  #  #

           INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS
                AND EMPLOYEES OF NEWMONT MINING CORPORATION AND
               NEWMONT GOLD COMPANY AND OTHER REPRESENTATIVES OF
                NEWMONT MINING CORPORATION WHO MAY COMMUNICATE
              WITH SANTA FE PACIFIC GOLD CORPORATION SHAREHOLDERS


     The following is information concerning the directors, executive officers and employees of Newmont Mining Corporation ("Newmont Mining") and Newmont Gold Company ("Newmont Gold") and other representatives of Newmont Mining who may communicate with Santa Fe Pacific Gold Corporation ("Santa Fe") shareholders with respect to (i) the planned merger of Homestake Mining Company ("Homestake") with Santa Fe pursuant to which Santa Fe will become a wholly-owned subsidiary of Homestake and each outstanding share of Santa Fe common stock, $0.01 par value (each a "Santa Fe Share" and collectively the "Santa Fe Shares"), will be converted into the right to receive 1.115 shares of Homestake common stock, $1.00 par value, and (ii) Newmont Mining's intention to commence an offer, as described in and subject to terms and conditions set forth in the Preliminary Prospectus dated January 7, 1997 contained in the Registration Statement on Form S-4 of Newmont Mining (Registration No. 333-19335), to exchange each outstanding Santa Fe Share for
0.40 of a share of Newmont Mining common stock, $1.60 par value (the "Offer").

     Newmont Mining's proposed offer has not been commenced. The Offer, if commenced, will expire on the 20th business day after such commencement, unless and until Newmont Mining extends the period of time for which the Offer will be open. Any such extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. It is Newmont Mining's current intention to extend the Offer, if commenced, until all conditions thereto have been either satisfied or waived.

     Newmont Mining's principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Santa Fe's principal executive offices are located at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico 87110.

                  DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES
                  OF NEWMONT MINING AND NEWMONT GOLD WHO MAY
                    COMMUNICATE WITH SANTA FE SHAREHOLDERS


                                        PRESENT OFFICE OR
                                         OTHER PRINCIPAL
         NAME AND PRINCIPAL               OCCUPATION OR
        BUSINESS ADDRESS <F1>               EMPLOYMENT

 Rudolph I.J. Agnew  . . . . . . .   Director; Chairman of
  7, Eccleston Street                World Conservation
  Belgravia, London SW1W 9LX         Monitoring Centre
  England
 J.P. Bolduc . . . . . . . . . . .   Director; Chairman and
  JPB Enterprises, Inc.              Chief Executive
  8808 Centre Park Drive #204        Officer of JPB
  Columbia, Maryland  21045          Enterprises, Inc.

 Ronald C. Cambre  . . . . . . . .   Director; Chairman,
                                     President and Chief
                                     Executive Officer

 Joseph P. Flannery  . . . . . . .   Chairman, President
  Uniroyal Holding, Inc.             and Chief Executive
  70 Great Hill Road                 Officer of Uniroyal
  Naugatuck, Connecticut  06770      Holding, Inc.
 Leo I. Higdon, Jr.  . . . . . . .   Director; Dean and
  Darden Graduate School of          Charles C. Abbott
  Business                           Professor of the
  University of Virginia             Darden Graduate School
  Massie Road Extended               of Business
  Charlottesville, Virginia  22903   Administration at the
                                     University of Virginia

 Thomas A. Holmes  . . . . . . . .   Director; Retired
  Ingersoll-Rand Company             Chairman and Chief
  200 Chestnut Ridge Road            Executive Officer of
  Woodcliff Lake, New Jersey  07675  Ingersoll-Rand Company

 <F1> Unless otherwise indicated, the principal business
 address of each director, executive officer and employee is Newmont Mining Corporation, 1700 Lincoln Street, Denver,
 Colorado 80203.

 Robin A. Plumbridge . . . . . . .   Director; Chairman of
  Gold Fields of South Africa        Gold Fields of South
  Limited                            Africa Limited
  P.O. Box 61525
  Marshalltown  2107
  Republic of South Africa

 Moeen A. Qureshi  . . . . . . . .   Director; Chairman of
  Emerging Markets Corporation       Emerging Markets
  2001 Pennsylvania Ave., #1100      Corporation
  Washington, D.C.  20006
 Michael K. Reilly                   Director; Chairman of
  Zeigler Coal Holding Company       Zeigler Coal Holding
  50 Jerome Lane                     Company
  Fairview Heights, Illinois  62208

 William I.M. Turner, Jr.  . . . .   Director; Chairman and
  EXSULTATE INC.                     Chief Executive
  1981 McGill College Avenue         Officer of EXSULTATE
  Suite 575                          INC.
  Montreal, Quebec H3A 2X1
  Canada

 Robert H. Quenon<F2>  . . . . . .   Director, Mining
  7800 Forsyth Blvd. (6th Floor)     Consultant
  St. Louis, MO  63105
 James V. Taranik<F2>  . . . . . .   Director, President of
  Desert Research Institute          Desert Research
  7010 Dandini Blvd.                 Institute, University
  Reno, NV  89512                    and Community College
                                     System of Nevada

 <F2> Director, officer or employee of Newmont Gold only.

 Wayne W. Murdy  . . . . . . . . .   Executive Vice
                                     President and Chief
                                     Financial Officer

 John A.S. Dow . . . . . . . . . .   Senior Vice President,
                                     Exploration
 Lawrence T. Kurlander . . . . . .   Senior Vice President,
                                     Administration

 Gary E. Farmar  . . . . . . . . .   Vice President and
                                     Controller

 Patricia A. Flanagan  . . . . . .   Vice President,
                                     Treasurer and
                                     Assistant Secretary
 Joy E. Hansen . . . . . . . . . .   Vice President and
                                     General Counsel

 Donald G. Karras  . . . . . . . .   Vice President, Taxes
 Timothy J. Schmitt  . . . . . . .   Vice President,
                                     Secretary and
                                     Assistant General
                                     Counsel

 W. Durand Eppler<F2>  . . . . . .   Vice President,
                                     Business Development
                                     and Planning

 Jack H. Morris<F2>  . . . . . . .   Vice President,
                                     Corporate Relations
 W. James Mullin<F2> . . . . . . .   Vice President, North
                                     American Operations

 Jeffrey R. Huspeni<F2>  . . . . .   Director of Mine
                                     Geology

     On December 31, 1996, Midtown One Corp., a wholly-owned subsidiary of Newmont Mining, acquired 200 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. David H. Francisco. Mr. Francisco is Vice President, International Operations, of Newmont Gold. On January 6, 1997, Midtown One Corp. acquired an additional 4,600 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. Francisco.

     In October, 1996, Santa Fe and Newmont Mining entered into a confidentiality agreement, pursuant to which and in contemplation of a potential transaction between Santa Fe and Newmont Mining, each party provided the other with certain confidential information.

     Newmont Gold leases from Santa Fe certain properties in Eureka County Nevada pursuant to a Lease of Mining Rights dated November 1, 1977, as amended (the "Lease Agreement"). The Lease Agreement grants to Newmont Gold the exclusive right to mine the nonferrous metals located on the land covered by the Lease Agreement. In addition, Carlin Gold Mining Company (predecessor to Newmont Gold), Southern Pacific Land Company (predecessor to Santa Fe) and certain other individuals have entered into an Agreement for Unitization of Ore Reserves dated as of January 18, 1982 (the "Unitization Agreement"), which provides for unitization of certain of the properties leased pursuant to the Lease Agreement. Pursuant to the terms of both the Lease Agreement and the Unitization Agreement, Newmont Gold is required to pay Santa Fe royalty payments based upon net smelter returns on ores and concentrates sent to smelter or the gross sales price of any gold or silver bullion produced and sold from Newmont Gold's mills. In 1995, the aggregate amount of such royalty payments was approximately $4 million. The Lease Agreement is renewable annually but will otherwise terminate on November 1, 2002. The Unitization

Agreement will remain in effect until Newmont Gold determines that all gold ores located on the properties covered by the Unitization Agreement are mined. In addition, Newmont Gold also leases from an affiliate of Santa Fe certain other properties in Eureka County, Nevada pursuant to a Minerals Sublease dated April 1, 1991 (the "Mineral Sublease"). The Mineral Sublease grants to Newmont Gold the right to explore, develop mine, recover and process minerals located on the land covered by the Mineral Sublease. Pursuant to the terms of the Mineral Sublease, Newmont Gold is required to pay Santa Fe's affiliate at least $12,800 per year plus an annual royalty of 5% of net returns of minerals mined and removed. To date, there has been no production on the property which is the subject of the Mineral Sublease. The Mineral Sublease expires on the later to occur of April 1, 2001 and the date on which minerals cease being produced in commercial quantities.

     Effective April 15, 1996, Newmont Exploration Limited ("Newmont Exploration"), a wholly-owned subsidiary of Newmont Gold, entered into an Exploration, Development and Mining Operations Agreement with Santa Fe (the "Exploration Agreement"), pursuant to which the two parties agreed to enter into a joint venture (the "Joint Venture") in order to jointly explore and evaluate the possible development of certain properties located at Mary's Mountain in Eureka County, Nevada. As an initial contribution to the Joint Venture, Newmont Exploration agreed to lease to the Joint Venture 145 unpatented claims and Santa Fe agreed to lease to the Joint Venture five fee sections owned by it and to sublease to the Joint Venture one fee section leased by it. Newmont Exploration also agreed to spend an aggregate of $2,000,000 during the first six years of the effectiveness of the Exploration Agreement. Each party has a 50% interest in the Joint Venture. Newmont Exploration is manager of the Joint Venture. Newmont Exploration may withdraw from the Exploration Agreement prior to the completion of its contribution, subject to its obligation to complete the expenditure of the first $40,000 of exploration expenditures (which obligation it has already met). Each party has the right to withdraw after its contribution, but in the event that it does, it will have no further interest in the Assets (as defined therein) of the Joint Venture. Unless earlier terminated pursuant to its terms, the Exploration Agreement will remain in effect until August 2, 2012 and for so long thereafter as the properties are jointly owned pursuant to the Exploration Agreement.

     From time to time Newmont Exploration has entered into confidentiality agreements with third parties, including Santa Fe, covering the exchange of data relating to mining exploration potential. Such agreements customarily have a term of one to two years.

                OTHER REPRESENTATIVES OF NEWMONT MINING WHO MAY
                    COMMUNICATE WITH SANTA FE SHAREHOLDERS

    NAME AND PRINCIPAL      PRESENT OFFICE OR OTHER
  BUSINESS ADDRESS <F1>     PRINCIPAL OCCUPATION OR
                                   EMPLOYMENT

 Peter D. Brundage . . .   Managing Director,
  Goldman, Sachs & Co.     Goldman, Sachs & Co.
  100 Cresent Court,
  Suite 1000
  Dallas, Texas  75201
 Robert P. Fisher  . . .   Managing Director,
                           Goldman, Sachs & Co.

 Steven M. Heller  . . .   Managing Director,
                           Goldman, Sachs & Co.

 Lance G. Gilliland  . .   Associate, Goldman, Sachs
                           & Co.
 Gregory A. Gonsalves  .   Associate, Goldman, Sachs
                           & Co.

 Sean J. Glodek  . . . .   Analyst, Goldman, Sachs &
                           Co.

<F1> Unless otherwise indicated, the principal business address of each representative of Goldman, Sachs & Co. is Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

     Pursuant to a letter agreement dated October 24, 1996 (the "Letter Agreement"), Goldman, Sachs & Co. ("Goldman Sachs") is providing certain financial advisory services to Newmont Mining in connection with the Offer. Under the Letter Agreement, Newmont Mining has agreed to pay Goldman Sachs for its financial advisory services (including its services as Dealer Manager) in connection with the Offer (i) a minimum fee of $200,000 upon execution of the Letter Agreement (the "Minimum Fee"), (ii) a transaction fee of 0.40% of the aggregate consideration paid in an acquisition, if more than 50% of the Santa Fe Shares or more than 50% of the assets of Santa Fe are acquired (less fees already paid, provided, however, the Minimum Fee shall not be so credited if such fee was paid more than one year prior to the consummation of the transaction), and (iii) a mutually acceptable fee of no less than 0.40% of the aggregate consideration paid in an acquisition, if less than 50% of the Santa Fe Shares or less than 50% of the assets of Santa Fe are acquired.

     If Newmont Mining enters into an agreement to acquire Santa Fe (the "Agreement") and Newmont Mining receives a payment on account of the termination of the Agreement, Newmont Mining shall pay Goldman Sachs a fee of 15% of such payment (less reasonable legal expenses and out-of-pocket expenses incurred by Newmont Mining). Newmont Mining has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with its engagement, and has agreed to indemnify each of Goldman Sachs and certain related persons and entities against certain liabilities and expenses in connection with Goldman Sachs' engagement, including certain liabilities under the federal securities laws. Goldman Sachs will not receive any fee for or in connection with the communication with Santa Fe shareholders by its employees apart from the fees it is otherwise entitled to receive as described above.

     In addition to the fees to be received by Goldman Sachs in connection with its engagement as financial advisor to Newmont Mining, Goldman Sachs has in the past rendered and is expected to continue to render various investment banking and financial advisory services for Newmont Mining for which it has
received customary compensation.   Goldman Sachs also has in the past rendered
various investment banking and financial advisory services for Santa Fe for which it has received customary compensation.

     Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Goldman Sachs may actively trade the equity and debt securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of February 14, 1997, Goldman Sachs held a net long position of approximately 34,003 Santa Fe Shares. Goldman Sachs does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs.